UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2015

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard, Suite 1400

McLean, VA 22102

(Address of principal executive offices, including zip code)

(703) 287-7400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 24, 2015, we entered into an amendment to our COFACE Facility Agreement dated October 4, 2010, as amended and restated on May 2, 2015 and as further amended on May 7, 2015, which we refer to as the Credit Facility.

Under the terms of the Credit Facility, prior to the amendment, we were required to place launch and in-orbit insurance for all eight planned launches of Iridium NEXT satellites at least three months prior to the first launch. Following the amendment, the Credit Facility now requires us to obtain, at least three months prior to each of the first three launches of Iridium NEXT satellites, insurance covering such launch and the first 12 months of operation of the Iridium NEXT satellites on such launch. In addition, at least three months prior to the fourth launch of Iridium NEXT satellites, we are required to obtain insurance covering the final five launches and the first 12 months of operation of the Iridium NEXT satellites launched on such launches. The Credit Facility also previously required that our launch and in-orbit insurance cover not only the cost of replacement satellites and launch vehicles but also the cost of premiums for insurance on any relaunch. The amendment to the Credit Facility eliminates the requirement to obtain insurance for the cost of such premiums.

The description of the amendment to the Credit Facility contained herein is a summary of certain material terms of such amendment, does not purport to be complete, and is qualified in its entirety by reference to the full text of the amendment, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: November 24, 2015	By:	/s/ Thomas J. Fitzpatrick

		Name:	Thomas J. Fitzpatrick

		Title:	Chief Financial Officer